Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO PROMOTES DRURY, BAUER
TO MANAGE SCRAP OPERATIONS

CRANFORD, NJ, December 20, 2012 – Metalico, Inc. (NYSE MKT: MEA) has appointed Michael J. Drury its Chief Operating Officer for all operations and named Jeff Bauer its Ohio Valley Regional Vice President of Operations, both effective January 1, 2013.

Drury has served as Chief Operating Officer for Metalico’s PGM and Minor Metals and Lead Fabricating segments since early 2011. He will take on added responsibilities for Scrap Metal Recycling. Drury, 55, has been an Executive Vice President and Director of the Company since Metalico’s founding in 1997. He will continue to be involved with acquisitions, investor relations, and debt management out of the Company’s corporate offices in Cranford, New Jersey.

Bauer, 56, began working in the scrap metal recycling business while still a college undergraduate. He has more than thirty years’ experience at all levels of the industry, including the last seven as General Manager of the Company’s Metalico Akron, Inc. (Metalico Annaco) subsidiary in Akron, Ohio.

Before joining Annaco Bauer spent twenty-five years with OmniSource Corporation, starting in maintenance and fabrication and later working as a head of maintenance, plant manager, and division manager supervising ten plants in Indiana and Ohio before rising to Operations General Manager with responsibility for integration of acquisitions and purchasing all major equipment, including shredders. In his new post Bauer will manage Metalico’s operations in northeastern Ohio and western Pennsylvania, including the Company’s recent expansion into the Cleveland market. He will continue to be based in Akron.

Metalico President and Chief Executive Officer Carlos E. Agüero said, “Mike and Jeff are seasoned veterans. We’re fortunate to have the benefit of their experience and commitment as we continue to grow and integrate our scrap network, particularly by extracting intercompany synergies.”

Metalico, Inc. is a holding company with operations in three principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates 29 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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